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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 169 to Registration Statement File Nos. 333-197658/811-21262 on Form N-4 of our report dated March 27, 2014, relating to the financial statements and financial highlights comprising each of the Subaccounts of MetLife of Connecticut Separate Account Eleven for Variable Annuities, our report dated March 28, 2014 (October 27, 2014 as to Note 17), relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries , our report dated March 31, 2014, relating to the financial statements of MetLife Investors Insurance Company ("MLI") (which report expresses an unmodified opinion and includes an other matter paragraph related to MLI being a member of a controlled group), and our report dated
April 2, 2014 (October 27, 2014 as to Note 1 related to the restatements and
Note 14), relating to the financial statements of Exeter Reassurance Company, Ltd. ("Exeter") (which report expresses an unmodified opinion and includes an emphasis of matter paragraph related to a restatement of the statements of cash flows, and an other matters paragraph related to a change in Exeter's presentation of insurance liabilities and to Exeter being a member of a controlled group), all appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
October 29, 2014